Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:  Louis Adams, Chris Barnes, Media Relations               Lynn Schweinfurth, Investor Relations
                (972) 770-4967, (972) 770-4959                                   (972) 770-7228

BRINKER INTERNATIONAL ANNOUNCES SECOND QUARTER DILUTED EARNINGS PER SHARE OF $0.47 EXCLUDING CHARGES; REPORTED EARNINGS PER SHARE OF $0.44

     DALLAS (Jan. 25, 2005) - Brinker International, Inc. (NYSE: EAT), reported net income of $41.4 million, or $0.44 diluted earnings per share, including restructure charges primarily associated with Big Bowl Asian Kitchen, for the company's second quarter ended December 29, 2004.  Excluding the charges, net income was $44.2 million or $0.47 diluted earnings per share compared to $0.42 diluted earnings per share reported in the same quarter of fiscal 2004.

     "We are pleased that our second quarter results came in higher than expected," said Todd Diener, Chief Operating Officer for Brinker. "Moving forward, understanding and satisfying the needs of our guests will remain our top priority. We will continue to leverage consumer research to guide our operations and culinary strategy and fill our product development pipeline with craveable offerings that drive sustained, positive traffic and sales growth."

     During the second quarter of fiscal 2005, Brinker recorded an after-tax charge totaling $2.8 million largely attributed to the decision to dispose of Big Bowl Asian Kitchen, which was announced last October.  The charge consists of existing lease obligations, severance costs, and the write-off of inventory and supplies.

     Also during the second quarter, the company adopted EITF 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings Per Share." This resulted in adding back interest expense and including additional shares in the weighted average share base for contingently convertible debt instruments in diluted earnings per share. The company's second quarter fiscal 2005 and 2004 earnings per diluted share reflect the impact of this new accounting pronouncement.

     In December 2004, Brinker resolved a dispute with the Internal Revenue Service and paid an assessment of $17.3 million for employer-only Federal Insurance Contributions Act (FICA) taxes on unreported cash tips for calendar years 2000 through 2002. The payment is included in restaurant expenses for the second quarter of fiscal 2005.  Brinker also recorded an income tax benefit of approximately $16.9 million, consisting primarily of federal income tax credits related to the additional FICA taxes paid. The IRS resolution resulted in a negative impact on net income of approximately $400,000 in the second quarter of fiscal 2005.

     As previously reported, the company has corrected its computation of straight-line rent expense and the related deferred rent liability following a review of its accounting policy.  As a result, Brinker's diluted earnings per share decreased by approximately $0.01 for the second quarter of both fiscal 2005 and fiscal 2004. The restatement did not have any impact on the company's previously reported cash flows, sales, comparable store sales, or compliance with any covenant under its credit facility or other debt instruments.

     Other results for the second quarter of fiscal 2005 included:

  The company and its franchise partners opened 37 restaurants.

  Brinker reported revenues for the 13-week period of $950.8 million, an increase of 7.3 percent compared with $886.5 million reported for the same period in fiscal 2004.  These revenue gains were primarily driven by new restaurant development and a 2.6 percent increase in comparable store sales for all Brinker concepts.

  For the four reported brands, quarterly comparable store sales increased 6.4 percent at On The Border, 5.8 percent at Maggiano's and 3.2 percent at Chili's and decreased 2.2 percent at Macaroni Grill.

     The company acquired approximately 3.5 million shares under forward purchase contracts that settled on October 21, 2004, as previously reported. At the end of the quarter, approximately $132.4 million was available under the company's share repurchase authorization.

December 2004 Comparable Store Sales

     For the four-week period ending December 29, 2004, comparable store sales increased 6.9 percent. December comparable store sales for the company and the four reported brands were as follows:

	Dec. FY '05	Dec. FY '04
Brinker	6.9%	4.9%
Chili's	6.6%	4.2%
Macaroni Grill	6.3%	4.4%
Maggiano's	6.8%	8.8%
On The Border	9.9%	7.8%

     December price increases and product mix-shifts for Brinker and the four reported brands were as follows:

	Price Increase	Product Mix-Shift
Brinker	2.4%	0.4%
Chili's	2.8%	0.8%
Macaroni Grill	2.1%	0.6%
Maggiano's	2.2%	0.4%
On The Border	1.2%	-1.4%

     The company estimates December sales were positively impacted 6 to 7 percent due to the fiscal period starting one week later than the prior year.  This was offset approximately 2 percent by the negative impact of holiday shifts.  Excluding the impact of the fiscal period comparison, comparable store sales increased 2 to 3 percent.

Redemption of Convertible Debentures

     Brinker also announced it has completed the redemption of its outstanding zero coupon convertible senior debentures due 2021.  Debenture holders chose to convert debentures with an accreted value of approximately $10.8 million into 308,092 shares of common stock of Brinker International, Inc., plus cash in lieu of fractional shares.  The company redeemed the balance of the debentures at the price of $633.54 per $1,000 principal amount at maturity, or approximately $262.7 million.  The company funded the cash redemption with a combination of cash on hand and available lines of credit.

     "We are highly confident in the future growth prospects of our company," said Charles Sonsteby, Chief Financial Officer for Brinker.  "This transaction underscores our focus on improving our capital structure and cost of capital to increase long-term shareholder value."

Third Quarter and Full Fiscal Year 2005 Forecast

     The company expects third quarter revenue growth of 6 to 8 percent and comparable store sales growth of 1 to 3 percent.  The company's estimate for third quarter earnings per diluted share is $0.63 to $0.65, excluding any potential refranchising gains.  This assumes weighted average shares of approximately 91 million.

     The company's estimate for full-year fiscal 2005 earnings per diluted share is $2.12 to $2.18, excluding charges and gains.  Full year estimates are based on expectations of comparable store sales growth of 1 to 3 percent and weighted average shares of approximately 94 million.

     January sales results will be published on February 9, 2005, after the market closes.  Investors and interested parties are invited to listen to today's conference call, as management will provide further details of the quarter and an outlook for future periods.  The call will be broadcast live on the Brinker Web site (http://www.brinker.com) at 9 a.m. CST today (Jan. 25).  For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day February 8, 2005.

     At the end of the second quarter of fiscal 2005, Brinker International either owned, operated, franchised, or was involved in the ownership of 1,531 restaurants under the names Chili's Grill & Bar (1,023 units), Romano's Macaroni Grill (227 units), Maggiano's Little Italy (32 units), On The Border Mexican Grill & Cantina (131 units), Corner Bakery Cafe (86 units), Big Bowl Asian Kitchen (9 units), and Rockfish Seafood Grill (23 units).

     The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the seasonality of the company's business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, changes in demographic trends, availability of employees, unfavorable publicity, the company's ability to meet its growth plan, acts of God, governmental regulations, and inflation.

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

Thirteen Week Periods Ended Twenty Six Week Periods Ended
	December 29,	December 24,	December 29,	December 24,
	2004	2003	2004	2003
		(as restated)		(as restated)

Revenues	$ 950,793	$ 886,490	$1,861,271	$ 1,757,388

Operating Costs and Expenses:
Cost of sales	270,114	245,217	523,203	485,119
Restaurant expenses (a)	535,020	491,242	1,045,713	978,763
Depreciation and amortization	46,397	43,366	92,336	85,775
General and administrative	42,687	36,626	79,839	69,922
Restructure charge and other impairments	4,143	2,034	52,399	2,034
Total operating costs and expenses	898,361	818,485	1,793,490	1,621,613

Operating income	52,432	68,005	67,781	135,775

Interest expense	7,081	2,933	14,200	6,251
Other, net	1,093	1,127	1,535	870

Income before income tax benefit (expense)	44,258	63,945	52,046	128,654
Income tax benefit (expense) (b)	(2,855)	(20,586)	3,266	(41,422)

Net income	$ 41,403	$ 43,359	$ 55,312	$ 87,232

Basic net income per share	$ 0.47	$ 0.45	$ 0.62	$ 0.90

Diluted net income per share	$ 0.44	$ 0.42	$ 0.59	$ 0.85

Basic weighted average
shares outstanding	87,505	96,156	88,633	96,780

Diluted weighted average
shares outstanding	96,471	105,531	97,599	106,335

a)  Current year restaurant expenses include a $17.3 million charge related to the IRS resolution and increases in rent expense of $1.3 million and $2.6 million for the second quarter and year-to-date, respectively, due to the correction of the computation of straight-line rent expense.  Prior year restaurant expenses include a $2.4 million gain as a result of the sale of four Chili's to a franchise partner and the sale of one real estate property.  Also included in prior year restaurant expenses are increases in rent expense of $1.2 million and $2.4 million for the second quarter and year-to-date, respectively, due to the correction of the computation of straight-line rent expense.

b)  Current year income tax benefit (expense) includes a $16.9 million benefit related to the IRS settlement.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 29,	June 30,
	2004	2004
		(as restated)
ASSETS
Total current assets	$ 323,916	$ 400,920
Net property and equipment	1,604,397	1,566,846
Total other assets (a)	204,866	239,620
Total assets	$ 2,133,179	$ 2,207,386

LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities	$ 390,923	$ 379,162
Long-term debt, less current installments	617,394	639,291
Other liabilities (a)	199,141	178,511
Total shareholders' equity	925,721	1,010,422
Total liabilities and shareholders' equity	$ 2,133,179	$ 2,207,386

a)  Other liabilities at December 29, 2004 and June 30, 2004 reflect an increase in the straight-line rent liability associated with the restatement totaling $23.4 million and $20.7 million, respectively.  Offsetting this increase in other liabilities is the corresponding decrease in deferred tax liabilities related to the restatement of $10.8 million and $9.4 million, at December 29, 2004 and June 30, 2004, respectively.  Other assets at December 29, 2004 and June 30, 2004 reflect the restatement associated with the intangible franchise rights purchased in fiscal 1998.  Other assets decreased by $4.4 million and there was no effect on net income.

BRINKER INTERNATIONAL, INC.
UNITS SUMMARY

	Total Units	Second Quarter Fiscal 2005	Total Units	Projected Openings
	Sep. 29, 2004	Net Activity	Dec. 29, 2004	Fiscal 2005
Company-Owned Units:
Chili's	757	23	780	77-80
Macaroni Grill	211	3	214	15-18
Maggiano's	30	2	32	5
On The Border	112	1	113	8-10
Corner Bakery	83	-	83	8-10
Big Bowl	14	(5)	9	0
	1,207	24	1,231	113-123

JV/Franchise Units:
Chili's	242	1	243	25-30
Macaroni Grill	9	4	13	5-6
On The Border	18	-	18	0-1
Corner Bakery	3	-	3	0
Rockfish	25	(2)	23	0
	297	3	300	30-37

Total Units:
Chili's	999	24	1,023	102-110
Macaroni Grill	220	7	227	20-24
Maggiano's	30	2	32	5
On The Border	130	1	131	8-11
Corner Bakery	86	-	86	8-10
Big Bowl	14	(5)	9	0
Rockfish	25	(2)	23	0
	1,504	27	1,531	143-160

FOR ADDITIONAL INFORMATION, CONTACT:

LYNN SCHWEINFURTH
INVESTOR RELATIONS
(972) 770-7228
6820 LBJ FREEWAY
DALLAS, TEXAS 75240